Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

PermRock Royalty Trust

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

	Newly Registered Securities
Fees to Be Paid	Equity	Units of Beneficial Interest in PermRock Royalty Trust	457(c)	5,801,675	$7.85	$45,543,148.75	$0.0000927	$4,221.85
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
	Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts					$45,543,148.75		$4,221.85
	Total Fees Previously Paid							$0.0
	Total Fee Offsets							$0.0
	Net Fee Due							$4,221.85

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended. The price for the 5,801,675 trust units being registered hereby is based on a price of $7.85 per unit, which is the average of the high and low trading prices per trust unit as reported by the New York Stock Exchange on April 26, 2022.
(2)	Calculated in accordance with Rule 457(c) under the Securities Act.